Exhibit 4.3

DUOLINGO, INC.
AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT
November 6, 2020

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5.7	Amendments and Waivers	25
5.8	Severability	25
5.9	Delays or Omissions	26
5.10	Entire Agreement	26
5.11	Aggregation of Stock	26
5.12	Electronic and Facsimile Signatures	26
5.13	Advice of Counsel	26
5.14	Construction	26
5.15	Prior Agreement	27
Schedule A    Schedule of Investors
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AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT
THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of November 6, 2020, by and among Duolingo, Inc., a Delaware corporation (the “Company”) and the investors listed on Schedule A hereto, each of which is herein referred to individually as an “Investor” and collectively as the “Investors” and Carnegie Mellon University, a Pennsylvania not-for-profit corporation (“CMU”).
WHEREAS, the Company, CMU and certain of the Investors previously have entered into that certain Amended and Restated Investors’ Rights Agreement, dated April 9, 2020 (the “Prior Agreement”).
WHEREAS, the Company and certain of the Investors are parties to that certain Series H Preferred Stock Purchase Agreement of even date herewith (as may be amended and/or restated from time to time, the “Purchase Agreement”) by and among the Company and such Investors, pursuant to which such Investors are purchasing shares of the Company’s Series H Preferred Stock (as defined below).
WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce such certain Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall amend and restate the Prior Agreement in its entirety and govern the rights of the Investors and CMU to cause the Company to register (i) shares of Common Stock held by CMU and (ii) shares of Common Stock issuable to the Investors upon the conversion of the Preferred Stock (as defined below) and certain other matters as set forth herein.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.    Registration Rights. The Company covenants and agrees as follows:
1.1    Definitions. For purposes of this Agreement:
(a)    “Affiliate” as used in this agreement shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act (as defined below).
(b)    “Board” means the Board of Directors of the Company.
(c)    “Business Day” means any day other than a Saturday, a Sunday or other day on which banks are not required to be open or are authorized to close in New York, New York.
(d)    “CMU” has the meaning set forth in the preamble to this Agreement.

(e)    “CMU License Agreement” means that certain License Agreement, dated as of October 19, 2011, by and between the Company and CMU.
(f)    “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute or statutes thereto. Reference to any particular Code section shall include any successor section.
(g)    “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.
(h)    “Convertible Securities” means any bonds, debentures, notes or other evidences of indebtedness, and any options, warrants, shares (including, but not limited to, shares of Preferred Stock) purchase rights or any other securities convertible into, exercisable for, or exchangeable for Common Stock.
(i)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.
(j)    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
(k)    “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 of this Agreement.
(l)    “Initiating Holders” means any Holder or Holders who in the aggregate hold at least 55% of the Registrable Securities then outstanding, including the Requisite Significant Stockholders.
(m)    “IPO” means a public offering of the Common Stock of the Company to the general public that is effected pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock.
(n)    “Liquidation Event” shall have the meaning set forth in the Restated Certificate.
(o)    “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 1,000,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).
(p)    “Preferred Directors” shall have the meaning set forth in the Restated Certificate.

(q)    “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock.
(r)    The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.
(s)    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock acquired by Investors, (ii) any Common Stock of the Company issued as (or issuable upon conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) hereof and (iii) for the purposes only of Sections 1.3 and 3.3 hereof, the Common Stock issued to CMU pursuant to or on account of the CMU License Agreement; provided, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale or (C) transferred in a transaction pursuant to which the registration rights are not also assigned in accordance with Section 1.11 hereof.
(t)    The number of shares of “Registrable Securities then outstanding” shall be the sum of the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.
(u)    “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.
(v)    “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 3.6 of the Purchase Agreement.
(w)    “Requisite Holders” means the Holders of at least 55% of the Registrable Securities then outstanding, including the Requisite Significant Stockholders.
(x)    “Requisite Major Investors” means the Holders of at least 55% of the Registrable Securities then outstanding that are held by Major Investors, including the Requisite Significant Stockholders.
(y)    “Requisite Significant Stockholders” means (i) at least three of the Significant Stockholders at any time when there are a total of four Significant Stockholders; (ii) at least two Significant Stockholders at any time when there are a total of three Significant

Stockholders; and (iii) all of the Significant Stockholders at any time when there are fewer than three Significant Stockholders in total.
(z)    “Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.
(aa)    “Rule 144(b)(1)(i)” means subsection (b)(1)(i) of Rule 144 under the Act as it applies to persons who have held shares for more than one (1) year.
(bb)    “SEC” means the Securities and Exchange Commission.
(cc)    “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.
(dd)    “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.
(ee)    “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.
(ff)    “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.0001 per share.
(gg)    “Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock, par value $0.0001 per share.
(hh)    “Series E Preferred Stock” means shares of the Company’s Series E Preferred Stock, par value $0.0001 per share.
(ii)    “Series F Preferred Stock” means shares of the Company’s Series F Preferred Stock, par value $0.0001 per share.
(jj)    “Series G Preferred Stock” means shares of the Company’s Series G Preferred Stock, par value $0.0001 per share.
(kk)    “Series H Automatic Conversion Event” means any of the following: (i) a firmly underwritten initial public offering (other than a Qualified IPO (as defined in the Restated Certificate)) pursuant to the Securities Act on Form S-1 (as defined in the Securities Act) or any successor form, and in which the public offering price per share offered in such offering is greater than or equal to the Original Issue Price (as defined in the Restated Certificate) of the Series H Preferred Stock (the “Series H Original Issue Price”); (ii) the listing of the Common Stock on a national securities exchange pursuant to an effective registration statement under the Securities Act, if the Company has obtained, within the 30 day period prior to the effectiveness of such registration statement, an independent third party valuation that implies a market capitalization of at least $2,435,000,000; or (iii) a business combination transaction (whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination) between the Company and a special purpose acquisition company or blank check company that has been formed for the purpose of effecting such a transaction or a subsidiary of such a special purpose acquisition company or blank check company (such entities, collectively, the “SPAC” and such business combination transaction, an “Initial Business Combination”), provided that (x) immediately following the consummation of the Initial Business Combination, the SPAC’s common stock issued to the holders of the Series H Preferred Stock (or the Common Stock issuable upon conversion thereof) as a result of such Initial Business Combination shall be listed for trading on a national securities exchange and (y) the value of the aggregate number of shares of the SPAC’s common stock (based on the trading price per share of the SPAC’s common stock immediately prior to the execution of the agreement for the Initial Business Combination) together with any cash consideration that the holders of Series H Preferred Stock (or the Common Stock issuable upon conversion thereof) receive per share of Series H Preferred Stock (or the Common Stock issuable upon conversion thereof) in the Initial Business Combination is at least $59.7653 (as adjusted for stock splits, combinations, reorganizations and the like).
(ll)    “Series H Preferred Stock” means shares of the Company’s Series H Preferred Stock, par value $0.0001 per share.
(mm)     “Significant Stockholders” means, collectively, KPCB Holdings, Inc. (“KPCB”), Union Square Ventures 2012 Fund, L.P. (“USV”), CapitalG 2014 LP, CapitalG 2015 LP and CapitalG II LP and/or one or more of their Affiliates (collectively, “CapitalG”) and Drive Capital Fund II, L.P., Drive Capital Fund II (TE), L.P., and Drive Capital Ignition Fund II, L.P. (collectively, “Drive”); provided, however, that if, after the date hereof, any of KPCB, USV, CapitalG or Drive ceases to hold at least 50% of the number of shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock held by such Investor (as determined pursuant to Section 5.11 hereof) as of April 9, 2020, then such Investor shall no longer be deemed a Significant Stockholder hereunder.
1.2    Request for Registration.
(a)    Subject to the conditions of this Section 1.2, if the Company shall receive at any time after six months following the IPO, a written request from the Initiating Holders that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities which would have an aggregate offering price of not less than $15,000,000, then the Company shall within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use commercially reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).
(b)    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to those Initiating Holders holding a majority of the Registrable Securities held by all Initiating Holders. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated, first, to the Initiating Holders and each Investor that participated in the underwriting as a Holder on a pro rata basis based on the total number of Registrable Securities held by the Initiating Holders and participating Investors; and second, to any Holder on a pro rata basis among all such Holders. In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
(c)    Intentionally omitted.
(d)    In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:
(i)    after the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;
(ii)    during the six-month period following the effective date of the registration statement pertaining to an IPO;
(iii)    if, within thirty (30) days of a registration request by the Initiating Holders, the Company gives notice to the Holders of its intent to file a registration statement for an IPO within ninety (90) days;
(iv)    if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.10 below;
(v)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance or otherwise subject itself to general taxation
1.3    Company Registration.
(a)    If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than (i) a registration relating to a demand pursuant to Section 1.2 or (ii) a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 5.6, the Company shall, subject to the provisions of Section 1.3(b), use commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. Registrations effected pursuant to this Section 1.3 shall not be counted as demands for registration pursuant to Section 1.2.
(b)    If the registration statement under which the Company gives notice under this Section 1.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders (excluding CMU) on a pro rata basis based on the total number of Registrable Securities held by the Holders; third, to CMU; and finally, to any other stockholder of the Company (excluding any Holder) on a pro rata basis. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the IPO and such registration does not include shares of any other selling stockholders, in which events any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and lineal descendants of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.
(c)    The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

1.4    Obligations of the Company.
(a)    Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible.
(i)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days, if earlier, until the distribution contemplated in the registration statement has been completed.
(ii)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
(iii)    Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
(iv)    Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process, or subject itself to general taxation, in any such states or jurisdictions.
(v)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement, subject to compliance with the terms of Section 1.8 herein.
(vi)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
(vii)    Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed.

(viii)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
(ix)    Reasonably cooperate in all necessary respects with (A) counsel in preparation of the customary legal opinions and (B) accountants in preparation of the customary comfort letters, copies of which shall be provided to each Holder so requesting; provided that the Holders shall not be entitled to rely upon such legal opinions and comfort letters other than in accordance with their own respective terms.
(x)    Promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith.
(xi)    Notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed.
(xii)    After such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
(b)    Notwithstanding the provisions of this Section 1, the Company shall be entitled to postpone or suspend the filing, effectiveness or use of, or trading under, any registration statement, for up to ninety (90) days from the effectiveness of an obligation to file, cause to become effective or allow trading under such registration statement, if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board:
(i)    Materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations; or
(ii)    Require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or Affiliates);
provided that the Company furnishes to the Holders requesting a registration statement pursuant to this Section 1 a certificate signed by the President of the Company stating such good faith judgment of the Board; provided further that the Company may not utilize this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period.
(c)    In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.4, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.
1.5    Furnish Information.
(a)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.
(b)    The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.10 if, due to the operation of Section 1.5(a), the number of shares of the Registrable Securities to be included in the registration does not equal or exceed the number of shares required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.2(a) or Section 1.10(b), as the case may be.
1.6    Expenses of Registration. All expenses (other than underwriting discounts and commissions, stock transfer taxes and fees of counsel to the selling shareholders) incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, Section 1.3 and Section 1.10, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $25,000), shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2(a) or Section 1.10 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration); provided, further, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known at the time of their request or could have not been reasonably known given the prior communication or information provided by the Company to the Holders and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses.

1.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
1.8    Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for inclusion in a registration statement in connection with such registration by any such Holder, underwriter or controlling person and; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered by such Holder, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.
(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities

(joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.8(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, provided that in no event shall any indemnity under this Section 1.8(b) exceed the net proceeds from the offering received by such Holder.
(c)    Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.
(d)    If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution under this Section 1.8(d) by a Holder, when combined with amounts paid or payable by such Holder pursuant to Section 1.8(b), exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)    The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1.
1.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of Rule 144, the Company agrees to:
(a)    make and keep adequate current public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the IPO;
(b)    file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
1.10    Form S-3 Registration. In case the Company shall, at a time when it is eligible to use a Form S-3 registration statement, receive from a Holder or Holders, a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
(b)    use commercially reasonable efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.10:
(i)    if Form S-3 is not available for such offering by the Holder or Holders, as applicable;
(ii)    if the Holder or Holders propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000;
(iii)    after the Company has effected two (2) registrations pursuant to this Section 1.10 within the twelve (12) month period immediately preceding the date of such request and such registrations have been declared or ordered effective;
(iv)    intentionally omitted;
(v)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance or otherwise subject itself to general taxation. Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holder or Holders, as applicable. Registrations effected pursuant to this Section 1.10 shall not be counted as demands for registration effected pursuant to Section 1.2; or
(vi)    if the Company, within thirty (30) days of receipt of the request of such Holder or Holders, as applicable, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within one hundred twenty (120) days of receipt of such request (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145), provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective.
1.11    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by (i) a Holder that is a partnership, to any Affiliate, subsidiary, parent, partner, retired partner or Affiliated fund of such Holder, (ii) a Holder that is a limited liability company, to any member or former member of such Holder, (iii) a Holder who is an individual, to such Holder’s family member or trust for the benefit of such Holder or such Holder’s family member; or (iv) a Holder to any other person acquiring at least 1,000,000 Registrable Securities (as appropriately adjusted for any stock split, dividend, combination or other recapitalization or like transactions) (or all of such transferring Holder’s shares if less); provided (in all cases) (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.
1.12    Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earliest to occur of the following: (a) the third anniversary of the effective date of the IPO, (b) as to any Holder, such earlier time after the IPO at which such Holder (i) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without restriction in compliance with Rule 144 or (c) after the consummation of a Liquidation Event.
1.13    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Holders, enter into any agreement with any holder or prospective holder of any securities of the Company which would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include.
2.    “Market Stand-Off” Agreement. Each Holder hereby agrees that in connection with an IPO, upon request of the underwriters managing such IPO (the “Managing Underwriters”), that such Holder shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any hedging swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, any Common Stock (or other securities) of the Company held by such Holder immediately before the effective date of the registration statement for such IPO (other than those included for sale in the registration) for a period specified by the Managing Underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act in connection with the IPO (or such longer period of time as may be required to accommodate regulatory restrictions on (x) the publication or other distribution of research reports and (y) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2241 (or any successor rules or amendments thereto)) (the “Stand-Off Period”); provided, however, that (i) all executive officers, directors and holders of one percent (1%) or more of the Company’s outstanding capital stock of the Company (each, a “1% Holder”) enter into similar agreements and (ii) for the avoidance of doubt, such restrictions shall not apply to shares acquired in the IPO or in the open market following the IPO. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the Managing Underwriters which are consistent with the foregoing or which are necessary to give further effect thereto. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the Stand-Off Period. In the event that the Company or the Managing Underwriters waive or terminate any of the restrictions contained in this Section 2 or in a lock-up agreement with respect to the securities of any Holder, officer, director or 1% Holder (in any such case, the “Released Securities”), the restrictions contained in this Subsection 2.11 and in any lock-up agreements executed by the Investors shall be waived or terminated, as applicable, with respect to the same percentage of securities of each Holder as the percentage of Released Securities represent with respect to the securities held by the applicable Holder, officer, director or 1% Holder. For the avoidance of doubt, to the extent that a Holder delivers a lock-up agreement to the Managing Underwriters that provides for the pro rata release of the restrictions contained in such lock-up agreement under certain circumstances (“Pro Rata Release Terms”), the Pro Rata Release Terms of such lock-up agreement shall supersede the terms set forth in the preceding sentence in all respects with respect to such Holder. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 2 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
3.    Covenants of the Company.
3.1    Delivery of Financial Statements. The Company shall, upon request, deliver to each Major Investor:
(a)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (or such other time that the Board unanimously approves), an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail and prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm selected with the approval of the Board; provided, however, that the audit requirement may be waived by the Requisite Major Investors;
(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, an unaudited income statement, an unaudited statement of cash flows for such fiscal quarter and an unaudited balance sheet for such quarter, such quarterly financial reports to be in reasonable detail;
(c)    as soon as practicable after the end of each calendar month, and in any event within thirty (30) days thereafter, an unaudited income statement, an unaudited statement of cash flows for such month, and an unaudited balance sheet for such month, such monthly financial reports to be in reasonable detail; and
(d)    as soon as practicable, but in any event prior to the beginning of each fiscal year, a business plan and a budget for such fiscal year, including balance sheets, income statements and statements of cash flows, such budget to be in reasonable detail and prepared on a monthly basis.
3.2    Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be convenient to the Company and such Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it considers to be a trade secret or similar highly-confidential or proprietary information.
3.3    Right of First Offer. Subject to the terms and conditions specified in this Section 3.3, the Company hereby grants to each Major Investor and CMU a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). Each Major Investor and CMU shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Affiliates in such proportions as it deems appropriate. Each time following the date hereof that the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor and CMU in accordance with the following provisions.
(a)    The Company shall deliver a notice in accordance with Section 5.6 to the Major Investors and CMU stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.
(b)    By written notification received by the Company, within twenty (20) calendar days after delivery of the notice, each Major Investor and CMU may elect to purchase or obtain, at the price and on the terms specified in the notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held by such Holder (assuming full conversion, exchange and exercise of all convertible, exchangeable and exercisable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion, exchange and exercise of all convertible, exchangeable and exercisable securities then outstanding). The Company shall promptly, in writing, inform each such Holder that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any failure by a Major Investor or CMU to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which the Major Investors and CMU were entitled to subscribe but which were not subscribed for that is equal to the proportion that the number of shares of Common Stock issued and held by such Fully-Exercising Investor (assuming full conversion, exchange and exercise of all convertible, exchangeable and exercisable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion, exchange and exercise of all convertible, exchangeable and exercisable securities then outstanding) issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed Shares.
(c)    If all Shares that Major Investors and CMU are entitled to obtain pursuant to Section 3.3(b) are not elected to be obtained as provided in Section 3.3(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 3.3(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the notice. If the Company does not enter into a definitive binding agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors and CMU in accordance herewith.
(d)    The right of first offer in this Section 3.3 shall not be applicable to:
(i)    Exempt Issuances (as defined in the Restated Certificate);
(ii)    The issuance of (A) shares of Series H Preferred Stock sold pursuant to the Purchase Agreement or (B) shares of Common Stock upon conversion of shares of Series H Preferred Stock;
(iii)    The issuance of shares of Common Stock or Convertible Securities in any other transaction in which exemption from this Section 3.3 is approved by the Requisite Major Investors; or
(iv)    The issuance of Common Stock upon the exercise, conversion or exchange of Convertible Securities issued in accordance with this Section 3.3(d).
(e)    The rights provided in this Section 3.3 may not be assigned or transferred by any Major Investor or CMU; provided, however, that such rights may be assigned (but only with all related obligations) by (i) a Major Investor that is a partnership, to any subsidiary, parent, partner, retired partner or Affiliated fund of such Major Investor, (ii) a Major Investor that is a limited liability company, to any member or former member of such Major Investor, (iii) a Major Investor who is an individual, to such Major Investor’s family member or trust for the benefit of such Major Investor or such Major Investor’s family member; or (iv) a Major Investor or CMU to any other person acquiring at least 1,000,000 Registrable Securities (as appropriately adjusted for any stock split, dividend, combination or other recapitalization or like transactions); provided (in all cases) (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2 above; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.
(f)    Notwithstanding the foregoing, the right of first offer in this Section 3.3 shall not be applicable with respect to any Major Investor or CMU and any subsequent issuance of securities if, (i) at the time of such subsequent issuance of securities, such Major Investor or CMU, as applicable, is not an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and (ii) such subsequent issuance of securities is otherwise being offered only to accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.4    Proprietary Information and Invention Assignment Agreements. The Company shall require all employees to execute and deliver a proprietary information and invention assignment agreement substantially in a form approved by the Board. The Company shall require all consultants to the Company that has had access to the Company’s intellectual property to enter into an agreement containing appropriate confidentiality and invention assignment provisions.
3.5    Indemnification. The Restated Certificate and the Bylaws of the Company shall provide for indemnification of officers and directors of the Company to the maximum extent permitted by law.
3.6    Stock Vesting. Unless otherwise approved by the Board, all stock, stock options and other stock equivalents issued after the date of this Agreement to directors, employees and consultants shall be subject to vesting no earlier than as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest in equal monthly installments over the following three (3) years. With respect to any shares of stock purchased by any such person still subject to vesting, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee shall have the option to purchase at the lesser of cost or fair market value any unvested shares of stock held by such person. No stock option, restricted stock and similar equity grant issued to officers and consultants shall be transferable until such time as such stock option, restricted stock and similar equity grant is fully vested. In addition, all such stock, stock options and stock equivalents issued to directors, employees and consultants shall be subject to (a) a one hundred eighty (180) day lockup period (plus an additional period of up to eighteen (18) days) in connection with the IPO and (b) a right of first refusal on transfers in favor of the Company until the IPO.
3.7    Confidentiality. Each Investor agrees, severally and not jointly, to use the same degree of care as such Investor uses to protect its own confidential information for any information obtained pursuant to Section 3.1 and Section 3.2 hereof and such Investor acknowledges that it will not disclose such information without the prior written consent of the Company except such information that (a) was in the public domain prior to the time it was furnished to such Investor, (b) is or becomes (through no willful improper action or inaction by such Investor) generally available to the public, (c) was in its possession or known by such Investor without restriction prior to receipt from the Company, (d) was disclosed to such Investor by a third party without any restriction known or reasonably apparent to such Investor or (e) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, (i) each Investor that is a limited partnership or limited liability company may disclose such proprietary or confidential information to any former partners or members who retained an economic interest in such Investor, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such Investor (or any employee or representative of any of the foregoing), and (ii) each Investor may disclose such proprietary or confidential information to (A) its Affiliates, (B) those directors, officers, employees and consultants of such Investor and its Affiliates who are subject to effective confidentiality obligations not less restrictive than those contained in this Agreement and have a need to know the confidential information for purposes of monitoring the Investor’s investment in the Company, and (C) to any prospective purchaser of any securities of the Company held by the Investor so long as such prospective purchaser agrees to be bound by the provisions of, or obligations no less restrictive than those, contained in this Section 3.7, or legal counsel, accountants or representatives for such Investor. Furthermore, nothing contained herein shall prevent any Investor or any permitted disclosee hereunder from (i) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Investor or permitted disclosee does not, except as permitted in accordance with this Section 3.7, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities, or (ii) making any disclosures required by law, rule, regulation or court or other governmental order; provided that the Investor shall promptly notify the Company in writing of such request or requirement and the scope and nature of disclosure so requested or required so that the Company, at its own expense, may seek an appropriate protective order or other remedy to protect the confidentiality of the confidential information and/or take other lawful action to protect its interests.
3.8    Brokers or Finders. The Company and the Investors shall each indemnify the other for any broker’s or finder’s fees for which either is responsible.
3.9    Matters Requiring Board Approval. So long as any holders of Preferred Stock, voting as a separate class, are entitled to elect one or more members of the Board, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors:
(a)    incur, assume or guarantee, directly or indirectly, or permit any subsidiary to incur, assume or guarantee, directly or indirectly, any aggregate indebtedness in excess of $1,000,000;
(b)    enter into or be a party to any transaction with any director, officer, or employee of the Company or any Affiliate of any such Person, except for transactions contemplated by this Agreement, the Purchase Agreement, and transactions that are approved by a majority of the disinterested members of the Board of Directors; or
(c)    establish any stock option plan or any similar plan or increase the total number of shares of Common Stock reserved for issuance under any such plan.
3.10    Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.
3.11    Preservation of Small Business Stock Status. The Company shall use its commercially reasonable efforts to cause the shares of Preferred Stock (other than the Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, the Series G Preferred Stock and Series H Preferred Stock) as well as any shares of Common Stock into which such shares are converted, within the meaning of Section 1202(f) of the Code, to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board determines, in good faith, that such qualification is inconsistent with the best interests of the Company.
3.12    Reimbursement for Costs. The Company shall reimburse each nonemployee director for all reasonable and documented out-of-pocket expenses incurred in connection with attending meetings of the Board.
3.13    FIRPTA Compliance. The Company shall provide prompt notice to each of the Significant Stockholders and NewView Capital Fund I, L.P. (including its successors and assigns, “NewView”), following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by any of the Significant Stockholders or NewView, the Company shall provide such requesting party with a written statement informing such requesting party as to whether its interest in the Company constitutes a United States real property interest. The Company's determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s written statement to any Significant Stockholder or NewView, as applicable, shall be delivered to such requesting party within 10 days of the requesting party’s written request therefor.
3.14    Right to Conduct Activities. The Company hereby agrees and acknowledges that CapitalG is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, CapitalG and its Affiliates shall not be liable to the Company for any claim arising out of, or based upon, (a) the investment by CapitalG in any entity competitive with the Company, or (b) actions taken by any partner, officer, employee or other representative of CapitalG to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (i) any of CapitalG from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (ii) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.
3.15    Use of Name. The Company, its subsidiaries, the Holders (other than CapitalG), and their respective subsidiaries and any of their respective representatives shall not (a) use CapitalG’s name or the name of any of its Affiliates (including, without limitation, Alphabet, Inc. or Google LLC) in any manner or format (including reference on or links to websites, press releases, etc.) without the prior approval of CapitalG, or (b) issue any statement or communication to any third party (other than to their legal, accounting and financial advisors, and other than to potential investors or acquirers under a duty of confidentiality) regarding CapitalG’s investment in the Company, without the consent of CapitalG. This Section 3.15 shall survive for so long as CapitalG continues to hold capital stock of the Company.
3.16    Termination of Covenants. Except as provided herein, the covenants set forth in Sections 3.3, 3.4, 3.6, 3.7, 3.9, 3.11 and 3.12 hereof shall terminate immediately prior to the earlier to occur of: (a) the IPO, or (b) a Liquidation Event. The covenants set forth in Sections 3.1 and 3.2 hereof will terminate immediately prior to the earliest to occur of: (x) the IPO, (y) the time that the Company becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, or (z) the consummation of a Liquidation Event.
3.17    Board Observer. So long as General Atlantic (DU), L.P. (“GA”) and its Affiliates together hold at least fifty percent (50%) of the total number of shares of the Series G Preferred Stock (or Common Stock issued upon conversion thereof) purchased by GA and its affiliates pursuant to the terms and subject to the conditions of the Purchase Agreement (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like), GA shall be entitled to designate one (1) representative (the “GA Observer”) to attend all meetings of the Board in a non-voting, observer capacity, and to receive concurrently with the Board all notices of meetings of the Board (and copies of materials distributed in connection therewith), even if the GA Observer does not attend such meeting; provided, however, that the Company may deny the GA Observer access to any material or information and to exclude such representative from any meeting or any portion thereof if the Company, upon advice of counsel, determines that such denial of access or exclusion is reasonably necessary to (i) preserve the attorney-client privilege; (ii) prevent a conflict of interest between the Company and GA or the GA Observer; (iii) prevent the disclosure of highly confidential proprietary information or trade secrets; or (iv) comply with the terms and conditions of confidentiality agreements with third parties. GA and such GA Observer shall keep all information received pursuant to the rights granted by this Section 3.17 confidential in accordance with Section 3.7 of this Agreement. For the avoidance of doubt, nothing shall restrict the GA Observer from disclosing information received pursuant to the rights granted by this Agreement to any other stockholder who has already rightfully received such information and is bound by obligations of non-disclosure and non-use at least as restrictive as those contained herein.
4.    Restrictions on Transferability of Securities; Compliance with Securities Act.
4.1    Restrictions on Transferability. The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144 to be bound by the terms of this Agreement.
4.2    Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4.2.
(a)    Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or, following the IPO, the transfer is made pursuant to Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144 or pursuant to an effective registration statement, the appropriate restrictive legend set forth in Section 3.6 of the Purchase Agreement, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.
(b)    Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an entity transferring to an Affiliate, or (E) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.
5.    Miscellaneous.
5.1    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
5.2    Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights of obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to its choice of laws principles.
5.3    Venue. Any suit or proceeding relating to, arising out of or arising under this Agreement shall be brought in the federal or state courts located in New York County, New York, United States, which courts shall have the sole and exclusive in personam, subject matter and other jurisdiction in connection with such suit or proceedings and venue shall be appropriate for all purposes in such courts.
5.4    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
5.5    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
5.6    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by electronic mail if sent during normal business hours of the recipient, if not, then on the next Business Day; (c) five Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to the Company shall be sent to:

Duolingo, Inc.
5900 Penn Avenue
Pittsburgh, PA 15220
Attn: Luis von Ahn; Matt Skaruppa; Stephen Chen
Email: ###; ###; ###

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attn: Patrick A. Pohlen, Esq.
Email: ###
All communications to Investors shall be sent to each Investor’s address as set forth beneath its name on Schedule A hereto, or at such other address as the relevant recipient may designate pursuant to the provisions of this Section 5.6, provided that all communications to CMU shall be sent to:

Carnegie Mellon University
4615 Forbes Avenue, Suite 302
Pittsburgh, PA 15213
Attn: Director, Center for Technology Transfer and Enterprise Creation
Email: ###, with a required copy to: ###
Facsimile: ###-###-####
or to such other address as CMU may designate pursuant to the provisions of this Section 5.6.
5.7    Amendments and Waivers. Any term of this Agreement (other than Section 3.1, Section 3.2 and Section 3.3) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Requisite Holders; provided, however, that any amendment or waiver that applies to an Investor differently than the other Investors shall require the additional written consent of such Investor. The provisions of Section 3.1, Section 3.2 and Section 3.3 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Requisite Major Investors; provided, however, that any amendment or waiver that applies to a Major Investor differently than the other Major Investor shall require the additional written consent of such Major Investor. The provisions of Section 3.14, Section 3.15 and this sentence of Section 5.7 may each be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of CapitalG. The provisions of Section 1.1(kk) may only be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the outstanding shares of Series H Preferred Stock, voting exclusively as a separate series. Any amendment effected in accordance with this Section shall be binding upon each Holder of Registrable Securities and the Company. Notwithstanding the foregoing, no amendment of this Agreement shall materially and adversely affect the rights of CMU in a manner that materially and disproportionately discriminates against CMU in relation to the Investors without CMU’s written consent.
5.8    Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible and such invalidity, illegality or unenforceability will not affect any other provision of this Agreement. In such event, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects the intent of the parties in entering into this Agreement.
5.9    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either party to this Agreement, upon any breach or default of the other party to this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
5.10    Entire Agreement. This Agreement, the Purchase Agreement (including all schedules and exhibits attached hereto and thereto) and the other Ancillary Agreements (as defined in the Purchase Agreement) constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.
5.11    Aggregation of Stock. All shares of Registrable Securities of the Company held or acquired by a stockholder and its Affiliated entities shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
5.12    Electronic and Facsimile Signatures. Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to the other party if so requested.
5.13    Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
5.14    Construction. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and shall be counted from the day immediately following the date from which such number of days are to be counted.
5.15    Prior Agreement. Effective and contingent upon the execution of this Agreement by (a) the Company, (b) the holders of at least 61% of the Registrable Securities (as defined in the Prior Agreement), including the Requisite Significant Stockholders (as defined in the Prior Agreement) and (c) the Major Investors (as defined in the Prior Agreement) holding at least a majority of the Registrable Securities then held by all Major Investors and upon the closing of the transactions contemplated by the Purchase Agreement, the Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Prior Agreement shall have no further force or effect.
(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

DUOLINGO, INC.

By:	/s/ Luis von Ahn
Name:	Luis von Ahn
Title:	Chief Executive Officer
SIGNATURE PAGE TO DUOLINGO, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

DURABLE CAPITAL MASTER FUND LP

By: Durable Capital Partners LP, as investment manager

By:	/s/ Michael Blandino

Name:	Michael Blandino

Title:	Authorized Representative
SIGNATURE PAGE TO DUOLINGO, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

DRIVE CAPITAL FUND II, L.P.

By: Drive Capital II (G.P), LLC, its General Partner

By:	/s/ Chris Olsen
Name:	Chris Olsen
Title:	Managing Member

DRIVE CAPITAL FUND II (TE), L.P.

By: Drive Capital Fund II (GP), LLC, its General Partner

By:	/s/ Chris Olsen
Name:	Chris Olsen
Title:	Managing Member

DRIVE CAPITAL IGNITION FUND II, L.P.

By: Drive Capital Fund II (GP), LLC, its General Partner

By:	/s/ Chris Olsen
Name:	Chris Olsen
Title:	Managing Member
SIGNATURE PAGE TO DUOLINGO, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

CAPITALG 2014 LP

By: CapitalG 2014 GP LLC Its General Partner

By:	/s/ Jeremiah Gordon

Name:	Jeremiah Gordon

Title:	General Counsel and Secretary

CAPITALG 2015 LP

By: CapitalG 2015 GP LLC Its General Partner

By:	/s/ Jeremiah Gordon

Name:	Jeremiah Gordon

Title:	General Counsel and Secretary

CAPITALG II LP

By: CapitalG II GP LLC Its General Partner

By:	/s/ Jeremiah Gordon

Name:	Jeremiah Gordon

Title:	General Counsel and Secretary
SIGNATURE PAGE TO DUOLINGO, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

KPCB HOLDINGS INC., as nominee

By:	/s/ Susan Biglieri

Name:	CFO

Title:	Susan Biglieri
SIGNATURE PAGE TO DUOLINGO, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

UNION SQUARE VENTURES 2012 FUND, L.P.

By: Union Square 2012 GP, L.P., its General Partner

By:	/s/ Brad Burnham

Name:	Brad Burnham

Title:	Managing Member

USV INVESTORS 2012 FUND, L.P.

By: Union Square 2012 GP, L.P., its General Partner

By:	/s/ Brad Burnham

Name:	Brad Burnham

Title:	Managing Member
SIGNATURE PAGE TO DUOLINGO, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

GENERAL ATLANTIC (DU), L.P.

By: General Atlantic (SPV) GP, LLC, its general partner

By: General Atlantic LLC, its sole member

By:	/s/ J. Frank Brown

Name:	J. Frank Brown

Title	Chief Risk Officer and Managing
Director
SIGNATURE PAGE TO DUOLINGO, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A
Schedule of Investors

General Atlantic (DU), L.P. Attention: Gordon Cruess c/o General Atlantic Service Company, L.P. ### ### Email: ###

Durable Capital Master Fund LP ### ### Email: ###

Drive Capital Fund II, L.P. ### ### Email: ###

Drive Capital Fund II (TE), L.P. ### ### Email: ###

Drive Capital Ignition Fund II, L.P. ### ### Email: ###

CapitalG 2014 LP ### ### Attention: General Counsel Email: ###

CapitalG 2015 LP ### ### Attention: General Counsel Email: ###

CapitalG II LP ### ###
S-1

Attention: General Counsel Email: ###

KPCB Holdings, Inc. ### ### Attn: ###

Union Square Ventures 2012 Fund, L.P. ### ###
USV Investors 2012 Fund, L.P. ### ###

NEWVIEW CAPITAL FUND I, L.P. c/o Gunderson Dettmer ### ### Attn.: ### E-mail: ### Fax: +# ###-###-####

Xavier Del Rosario ### ###

Amit Mukherjee ### ###

Ali Behbahani ### ###

A-Grade Investments II, LLC ### ###

Timothy Ferriss ### ###
S-2